Exhibit 23.2

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 12, 2020, with respect to the consolidated financial statements of Texas Capital Bancshares, Inc. incorporated by reference in Amendment No. 1 to the Registration Statement (Form S-4 No. 333-235993) and related Prospectus of Independent Bank Group, Inc. for the registration of shares of its Common Stock and Non-Cumulative Perpetual Preferred Stock Series B.

/s/ Ernst & Young LLP

Dallas, Texas

March 4, 2020